Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Seadrill Limited of our report dated April 29, 2022, except for the effects of discontinued operations related to the sale of the jackup units in the Kingdom of Saudi Arabia discussed in Note 33 to the consolidated financial statements, as to which the date is February 27, 2023, relating to the financial statements of Seadrill Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom

February 27, 2023